UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
Specialized Disclosure Report
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ALLEGION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
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Ireland	001-35971	98-1108930
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

Block D Iveagh Court Harcourt Road Dublin 2, Ireland
(Address of principle executive offices, including zip code)

Chris Muhlenkamp Senior Vice President - Global Operations and Integrated Supply Chain (317) 810-3700
(Name and telephone number, including area code, of the person to contact in connection with this report.)
Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2016.

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

The Conflict Minerals Report of the registrant is filed as Exhibit 1.01 to this report on Form SD. The Conflict Minerals Report is publicly available at http://investor.allegion.com/company-profile/conflict-minerals.

Item 1.02 Exhibit
The exhibit required by this specialized disclosure report is attached hereto as Exhibit 1.01.

Item 2.01 Exhibits

Exhibit	Description
1.01	Conflict Minerals Report

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ALLEGION PUBLIC LIMITED COMPANY
(Registrant)

/s/ Chris Muhlenkamp	May 31, 2017
Chris Muhlenkamp Senior Vice President - Global Operations and Integrated Supply Chain	(Date)

Exhibit Index

Exhibit	Description
1.01	Conflict Minerals Report